JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of February 14, 2022, by and among (i) Sachem Head Capital Management LP, Uncas GP LLC, Sachem Head GP LLC and Scott D. Ferguson (together, “Sachem Head”), (ii) Meredith Adler, (iii) James J. Barber, Jr., (iv) Jeri B. Finard, (v) John J. Harris, (vi) Bernardo V. Hees and (vii) David A. Toy (each of the foregoing a “Party”, and collectively, the “Parties” or the “Group”).

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of US Foods Holding Corp., a Delaware corporation (the “Company”);

WHEREAS, the Parties desire to form the Group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2022 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of the persons nominated by Sachem Head to the Board at the Annual Meeting, (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 14th day of February 2022 by the Parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.

2.       Each of the undersigned agrees to form the Group for the Purposes described above.

3.       Sachem Head shall have the right to pre-approve all expenses incurred in connection with the Group's activities and agrees to pay directly all such pre-approved expenses.

4.       The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification.

5.        Each of the Parties hereto agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 2 shall be first approved by Sachem Head, or its representatives, which approval shall not be unreasonably withheld.

6.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.       This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

8.       The Parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 3 and Section 7, which shall survive any termination of this Agreement) shall terminate upon the earlier to occur of (i) the conclusion of the Annual Meeting or (ii) the written agreement of the Parties.

9.       Each Party acknowledges that Olshan shall act as counsel for both the Group and Sachem Head and its affiliates relating to their investment in the Company.

10.       Each of the undersigned hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SACHEM HEAD CAPITAL MANAGEMENT LP

By:	Uncas GP LLC, its General Partner

By:	/s/ Scott D. Ferguson
Scott D. Ferguson
Managing Member

UNCAS GP LLC

By:	/s/ Scott D. Ferguson
Scott D. Ferguson
Managing Member

SACHEM HEAD GP LLC

By:	/s/ Scott D. Ferguson
Scott D. Ferguson
Managing Member

/s/ Scott D. Ferguson
SCOTT D. FERGUSON

/s/ Meredith Adler
MEREDITH ADLER

/s/ James J. Barber, Jr.
JAMES J. BARBER, JR.

/s/ Jeri B. Finard
JERI B. FINARD

/s/ John J. Harris
JOHN J. HARRIS

/s/ Bernardo V. Hees
BERNARDO V. HEES

/s/ David A. Toy
DAVID A. TOY